                                                                                         EXHIBIT 12.1

                                          TOSCO CORPORATION

                     COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
                                         TO FIXED CHARGES(A)

                           (DOLLAR AMOUNTS IN THOUSANDS EXCEPT RATIO DATA)


                                                               YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------
                                                 1991       1992       1993        1994        1995
                                               -------    -------    --------    --------    --------
Net income (loss) from continuing
  operations before accounting
  changes and extraordinary items ..........   $68,102    $30,247    $ 80,579    $ 83,843    $ 77,058
Provision (credit) for income taxes, net of
  extraordinary credit(b) ..................     2,363     20,766      51,175      50,006      50,381
                                               -------    -------    --------    --------    --------
Pre-tax earnings (loss) from continuing
  operations before accounting changes
  and extraordinary items ..................   $70,465    $51,013    $131,754    $133,849    $127,439
                                               =======    =======    ========    ========    ========
Earnings:
  Pre-tax earnings (loss) from
    continuing operation ...................   $70,465    $51,013    $131,754    $133,849    $127,439
  Total fixed charges ......................    27,683     29,823      57,737      72,572      82,353
  Capitalized interest .....................                                         (682)     (4,730)
                                               -------    -------    --------    --------    --------
  Total earnings from continuing
    operations .............................   $98,148    $80,836    $189,491    $205,739    $205,062
                                               =======    =======    ========    ========    ========

Fixed charges
  Interest (expensed), including the
    amortization of debt expense, discount
    or premium .............................   $22,737    $23,941    $ 48,868    $ 58,315    $ 59,815
  Capitalized interest .....................                                          682       4,730
  Estimated interest factor on operating
    lease payments .........................     4,946      5,882       8,869      13,575      17,808
                                               -------    -------    --------    --------    --------
Total fixed changes ........................   $27,683    $29,823    $ 57,737    $ 72,572    $ 82,353
                                               =======    =======    ========    ========    ========
Ratio of earnings from continuing
  operations to fixed charges ..............      3.55       2.71        3.28        2.83        2.49
                                                  ====       ====        ====        ====        ====

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(a) Reflects Seminole Fertilizer Corporation as a discontinued operation for all periods.

(b) Reflects the provision for income taxes for 1992-1995 at regular tax rates pursuant to the provisions of SFAS No. 109 adopted January 1, 1992.